CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Aegis Funds and to the use of our report dated February 26, 2016 on the financial statements and financial highlights of Aegis Value Fund, a series of shares of beneficial interest in The Aegis Funds.  Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
      BBD, LLP

Philadelphia, Pennsylvania
April 27, 2016